Exhibit 99.1

NEWS RELEASE

1500 West University Parkway, Sarasota, FL 34243  •  (941) 362-1200

FOR IMMEDIATE RELEASE

Sun Hydraulics Declares Second Quarter Cash Dividend
of $0.09 per Share

Sarasota, FL, June 4, 2018 — Sun Hydraulics Corporation (NASDAQ: SNHY), a global industrial technology leader that develops and manufactures solutions for both the hydraulics and electronics markets, announced that its Board of Directors, at its regular meeting, declared a quarterly cash dividend of $0.09 per common share.

The dividend will be payable on July 20, 2018 to stockholders of record as of July 5, 2018.

About Sun
Sun Hydraulics Corporation is an industrial technology leader that develops and manufactures solutions for both the hydraulics and electronics markets.  In the hydraulics market, the Company is a leading designer and manufacturer of high-performance screw-in hydraulic cartridge valves and manifolds, which control force, speed and motion as integral components in fluid power systems for the worldwide industrial and mobile hydraulics markets.  With the addition of Faster Group, the Company is also a leading global manufacturer of quick-release hydraulics coupling solutions and is engaged in the business of designing, engineering and distributing hydraulics coupling solutions focused in the agriculture, construction equipment and industrial markets.  In the electronics market, the Company is a global provider of innovative electronic control, display and instrumentation solutions for both recreational and off-highway vehicles, as well as stationary and power generation equipment.

For more information about Sun, please visit www.sunhydraulics.com.

For more information, contact:
Karen L. Howard / Deborah K. Pawlowski
Kei Advisors LLC
(716) 843-3942 / (716) 843-3908
khoward@keiadvisors.com / dpawlowski@keiadvisors.com